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Exhibit 23.1







CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





We consent to the incorporation by reference in the Registration Statements of Andrea Electronics Corporation and Subsidiaries (the "Company") on Form S-3 (333-69248, 333-51424, 333-83173, 333-61115), and Form S-8 (333-82738,
333-31946, 333-82375, 333-52129, 333-45421, 333-38609, 333-35687, 033-84092,
333-14385) of our report dated March 25, 2003, except for notes 1 and 19(d) to which the date is April 11, 2003 on our audit of the consolidated financial statements of the Company as of December 31, 2002, and for the year then ended which report is included in this Annual Report on Form 10-K.






/s/ Marcum & Kliegman LLP
-------------------------
Marcum & Kliegman LLP

Woodbury, New York
April 11, 2003